UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 25, 2015

UNITED COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

Indiana	0-54876	80-0694246
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

92 Walnut Street, Lawrenceburg, Indiana 47025

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (812) 537-4822

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)–(c)	Not applicable.

(d)	On June 25, 2015, the Board of Directors of United Community Bancorp (the “Company”) and United Community Bank (the “Bank”) appointed Julie A. Mattlin and John L. Sutton, Jr. to the Board of Directors of the Company and the Bank. Ms. Mattlin is expected to serve on the Company’s and the Bank’s Audit Committee. Mr. Sutton is expected to serve on the Company’s and the Bank’s Nominating and Corporate Governance Committee. As independent directors, Ms. Mattlin and Mr. Sutton will each receive the customary annual retainer, fee and benefits for their service on the Company’s Board of Directors, the Bank’s Board of Directors and the Committees thereof. They will each also be eligible to participate in the Company’s stock-based incentive plans.

There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which either Ms. Mattlin or Mr. Sutton had or will have a direct or indirect material interest.

(e)	Not applicable.

Item 8.01	Other Events.

On June 29, 2015, The Company issued a press release announcing Ms. Mattlin’s and Mr. Sutton’s appointment to the Boards of Directors. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)-(c)	Not applicable

(d)	Exhibits

Number	Description

99.1	Press Release dated June 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY BANCORP

Date: June 29, 2015	By:	/s/ Elmer G. McLaughlin
Elmer G. McLaughlin
President and Chief Executive Officer